Kramer, Levin, Naftalis, Nessen, Kamin & Frankel
                      9 1 9  T H I R D  A V E N U E
                       NEW YORK, N.Y. 10022 - 3852
                            (212) 715 - 9100
                                                          FAX
                                                          (212) 715-8000

                                                          ______

                                                          WRITER'S DIRECT
                                                          NUMBER

                                                          (212) 715-9100

                              November 3, 1995


Lexington SmallCap Value Fund, Inc.
Park 80 West
Plaza Two
Saddle Brook, N.J.  07662


Gentlemen:

          We have acted as counsel for Lexington SmallCap Value Fund, Inc., a Maryland corporation (the "Fund"), in connection with the proposed public offering of shares of common stock, $.001 par value of its Lexington SmallCap Value Fund series ( the "Shares" ) pursuant to a registration statement on Form N-1A (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended.

          We have reviewed the Fund's Articles of Incorporation, its By-Laws, resolutions of the Board of Directors of the Fund, and the Registration Statement (including exhibits thereto). We have also made such inquires and have examined originals, certified copies or copies otherwise identified to our satisfaction of such documents, records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. For purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to the original documents of all copies submitted.

          We are members of the Bar of the State of New York and do not hold ourselves out as experts as to the law of any other state or jurisdiction. We have received and relied upon an opinion from Venable, Baetjer and Howard, LLP, Special Maryland Counsel, a copy of which is attached herewith, concerning the organization of the Fund and the authorization and issuance of the Shares.

          Based upon and subject to the foregoing, we are of the opinion, and so advise you as follows:

          i. The Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

          ii. The Shares to be offered for sale pursuant to the Prospectus are duly authorized and, when sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              Kramer, Levin, Naftalis, Nessen, Kamin & Frankel

 ...............................................................................
 ...............................................................................

                        VENABLE, BAETJER AND HOWARD, LLP
                     1800 Mercantile Bank & Trust Building
                              Two Hopkins Plaza
                         Baltimore, Maryland 21201-2978
                       (410) 244-7400, Fax (410) 244-7742

                                        November 3, 1995


Kramer, Levin, Naftalis, Nessen
  Kamin & Frankel
919 Third Avenue
New York, NY  10022-3852

          Re:  Lexington SmallCap Value Fund, Inc.

Ladies and Gentlemen:

          We have acted as special Maryland counsel for Lexington SmallCap Value Fund, Inc., a Maryland corporation (the "Fund"), in connection with the organization of the Fund and the issuance of shares of its Lexington SmallCap Value Fund Common Stock series, par value $.001 per share (the "Shares").

          As special Maryland counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the prospectus and statement of additional information included in its Registration Statement on Form N-1A (the "Registration Statement") substantially in the form in which it is to become effective. We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

          We have also examined and relied upon such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

          Based on such examination, we are of the opinion and so advise you that:

          1. The Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

          2. The 10,000 presently issued and outstanding Shares have been validly and legally issued and are fully paid and nonassessable.

          3. The Shares of the Fund to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares authorized to be issued by the Fund in its Charter, duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly and legally issued and will be fully paid and nonassessable.

          The letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.

          You may rely upon our foregoing opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              Venable, Baetjer and Howard, LLP

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